UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WEIS MARKETS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Notice of Annual Meeting of Shareholders of
WEIS MARKETS, INC.
To Be Held On
APRIL 29, 2010

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of the Shareholders (the “Annual Meeting”) of Weis Markets, Inc. (the "Company"), will be held on Thursday, April 29, 2010, at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801, for the following purposes:

1.	Election of Directors: To elect six directors to serve, subject to provisions of the by-laws, until the next Annual Meeting of Shareholders or until their respective successors have qualified;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm: To approve the appointment of the independent registered public accounting firm for the year ending December 25, 2010;

3.
Shareholder Proposal:  To consider and act upon a proposal regarding the adoption of a policy of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board of Directors of the Company; and

4.	Other Business: To act upon such other business as may properly come before such meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 2, 2010, as the record date for the Annual Meeting.  Only holders of shares of Common Stock of record at that time will be entitled to receive notice and vote at the Annual Meeting, and may vote by proxy (i) on the Internet, (ii) by telephone or (iii) by signing and dating a proxy card and returning it to the Company.

This summary is qualified in its entirety by the detailed information contained within the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for Weis Markets, Inc.
Annual Meeting of Shareholders to be Held on April 29, 2010

This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/about-weis/corporate-information/financial.

By Order of the Board of Directors,

Jonathan H. Weis
Secretary

March 11, 2010
Sunbury, Pennsylvania

WEIS MARKETS, INC.
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
This Proxy Statement is being furnished to all shareholders of record as of March 2, 2010, the record date of the Company, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2010 Annual Meeting.   The Annual Meeting will be held on Thursday, April 29, 2010, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street, Sunbury, Pennsylvania 17801.

INFORMATION CONCERNING THE SOLICITATION
The Company is sending an “Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of Weis Markets, Inc.,” (the “Notice”) to our shareholders on or about March 11, 2010.  The Company is providing access to its proxy materials over the Internet under rules adopted by the Securities and Exchange Commission (the “SEC”) in 2007.  All shareholders have the ability to access the proxy materials on the website identified in the Notice or to request a printed copy of proxy materials.  The Notice provides instructions on how to access the proxy materials over the Internet, and how to request a printed copy of the proxy materials.  This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/about-weis/corporate-information/financial.

Subject to the conditions hereinafter set forth, the shares represented by each proxy executed will be voted at the Annual Meeting, or any adjournments or postponements thereof, in accordance with the specifications therein made.  Where there is no contrary choice specified, the proxy will be voted "FOR" Proposals No. 1 and No. 2 and “AGAINST” Proposal No. 3 as therein specified.

An executed proxy may be revoked by the person signing the same at any time before the authority thereby granted is exercised.  The revocation may be exercised at any time before the Annual Meeting by indicating the revocation in writing.  This revocation should be directed to the Judge of Elections, Weis Markets, Inc., 1000 South Second Street, Sunbury, Pennsylvania 17801.  The proxy may also be revoked by voting in person at the Annual Meeting or by submitting a new proxy with a later date including a proxy given over the Internet or by telephone.

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders.  This procedure reduces the Company’s printing costs, mailing costs and fees.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.  To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report on Form 10-K, shareholders may write the Company at its address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.

VOTING SECURITIES, RECORD DATE AND VOTING RIGHTS
As of March 2, 2010, the record date for the Annual Meeting, the number of outstanding shares of Common Stock was 26,898,492.  The presence, in person or by proxy, of at least 13,449,246 shares will constitute a quorum.

Only holders of Common Stock of the Company of record at the close of business on March 2, 2010 will be entitled to notice of and to vote on all matters at the Annual Meeting and at any adjournment thereof.  Each holder of Common Stock will be entitled to one vote for each share of stock so held and to cumulative voting rights in the election of directors.  Under cumulative voting, a shareholder, or the shareholder’s proxies, may vote the number of shares of stock owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among two or more nominees as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder’s shares of stock.

Directors are elected by a plurality vote of all votes cast at the Annual Meeting.  The ratification of the appointment of our independent registered public accounting firm (“independent auditors”) requires the affirmative vote of a majority of all votes cast at the Annual Meeting.  Abstentions and broker “non-votes” will be treated as present for purposes of determining a quorum, but will not affect the election of directors or other matters submitted to the vote of shareholders.  A broker “non-vote” occurs when a shareholder has not provided voting instructions to its broker for a non-routine item because the New York Stock Exchange (“NYSE”) precludes brokers from giving a proxy to vote on a non-routine item.  The election of directors (Proposal No. 1) and the shareholder proposal (Proposal No. 3) are non-routine items under the NYSE rules.  The ratificatin of the independent auditors (Proposal No. 2) is a routine matter.

The Company’s by-laws specify that notice of any matter to be brought before an annual meeting by a shareholder must be received at the principal executive offices of the Company no later than the notice deadline described under the caption “Shareholders’ Proposals for Next Annual Meeting.”  Management does not intend to bring any other matters before the Annual Meeting, and does not know of any other matter that is eligible for action at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Company believes that the proposed nominees for election as directors are willing to be elected as such, and it is intended that the persons named in the accompanying form of proxy or their substitutes will vote for the election of these nominees, unless specifically instructed to the contrary on the form of proxy.  However, if any nominee, at the time of the election, is unable or unwilling to serve, or is otherwise unavailable for election, and in consequence other nominees are designated, the persons named in the proxy or their substitutes shall have discretion or authority to vote or refrain from voting in accordance with their judgment on the other nominees.

The Company requires its directors to possess the experience and skills necessary to oversee the management of the Company in the interest of the Company and its shareholders. The Board will consider for nomination a candidate who:

•	has the highest personal and professional ethics, integrity and values;

•	consistently exercises sound and objective business judgment;

•	has significant appropriate senior management and leadership experience;

•	is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings; and

•	will be committed to building sound, long-term Company growth.

When considering a person to be recommended for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the above-mentioned criteria.  The Board believes the current Board members meet these criteria to effectively serve the Company.  The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude each director should serve on the Board.

The Board recommends a vote “FOR” the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected.  With the exception of Glenn D. Steele Jr., all of the nominees were elected to the Board at the 2009 Annual Meeting.  The following table and accompanying footnotes set forth information about each Board nominee as of March 2, 2010:

	Principal Occupation and any
	Position with the Company;		Director
Name	Other Reporting Company Directorships	Age	Since
Robert F. Weis (1)	Chairman of the Board	90	1947

Jonathan H. Weis (2)	Vice Chairman and Secretary	42	1996

David J. Hepfinger (3)	President and Chief Executive Officer	51	2009

Richard E. Shulman (4)	Former President	70	1994
	Industry Systems Development Co.

Steven C. Smith (5)	President and Chief Executive Officer	52	2001
	K-VA-T Food Stores, Inc.

Glenn D. Steele Jr. (6)	President and Chief Executive Officer	65	2009
	Geisinger Health System

(1)
Robert F. Weis.  The Company has employed Mr. Weis since 1946.  Mr. Weis served as Chairman and Treasurer from 1995 until April 2002, at which time he was appointed Chairman of the Board (“Chairman”).  Robert F. Weis is the father of Director Jonathan H. Weis, brother of Ellen W. P. Wasserman who is also a beneficial owner of more than 5% of the Company’s Common Stock and the uncle of Kathryn J. Zox, Thomas H. Platz and James A. Platz who control more than 5% of the Company’s Common Stock through EKTJ Management LLC.

Mr. Weis’ extensive food retailing career with the Company provides the Board with a unique insight into the Company and its business, and adds a critical perspective to all aspects of the Board’s responsibilities, including strategy, operations, financial considerations, risk management and corporate governance that defines the Company.

(2)
Jonathan H. Weis.  The Company has employed Mr. Weis since 1989.  Mr. Weis served the Company as Vice President Property Management and Development from 1996 until April 2002, at which time he was appointed as Vice President and Secretary.  In January of 2004, the Board appointed Mr. Weis as Vice Chairman and Secretary (“Vice Chairman”).  Jonathan H. Weis is the son of Director Robert F. Weis.

Mr. Weis has been employed by the Company for more than 20 years.  Throughout his employment, he has  diverse and extensive experience with the Company in the areas of real estate, property management and procurement.  This experience provides him with a vision for the Company’s future as well as in-depth knowledge of the operational risks and strategies facing the Company.

(3)
David J. Hepfinger.  Mr. Hepfinger joined the Company on March 1, 2008 as its President and Chief Operating Officer.  Mr. Hepfinger has served the Company as President and Chief Executive Officer (“CEO”) since January 1, 2009.  Mr. Hepfinger has served as a Director on the Board of the Food Marketing Institute since May 2009.  Prior to joining the Company, Mr. Hepfinger worked for Price Chopper Supermarkets, a chain of supermarkets headquartered in Rotterdam, NY, for 32 years in various capacities including his last position as Senior Vice President Retail and Administration.

Mr. Hepfinger’s experience related to the grocery industry with emphasis in store operations, marketing, merchandising and sales growth, provides the Company with strategic direction and strong leadership skills.  His position as CEO also allows him to provide essential insight and guidance to the Board from an inside perspective of the day-to-day operations.

(4)
Richard E. Shulman.  Mr. Shulman served as President of Industry Systems Development Co., a consulting and computer software firm, from 1974 until 2009.  He currently consults with retailers in the United States and Asia.  He has distinctive expertise in the application of technology to retailing with a specific focus on food retailing and distribution.

Mr. Shulman’s extensive technical and financial expertise, combined with his international perspective on the food retailing business, provides a unique perspective of the Company’s industry.  Mr. Shulman also has a background in accounting, which is a valuable skill set for a member of the of Board, as well as the Audit Committee.

(5)
Steven C. Smith.  Mr. Smith has served as President and Chief Executive Officer of K-VA-T Food Stores, Inc., a regional supermarket chain headquartered in Abingdon, VA, since 2001.  Mr. Smith serves as a Director on the Board of the National Grocers Association.  Mr. Smith is also Past Chairman of the Food Marketing Institute, and serves on its Executive, Board Planning and Public Affairs Committees.

Mr. Smith’s operational experience related to grocery retailing, as well as his direct financial oversight of K-VA-T Food Stores, Inc., gives him insight into the specific challenges and risks faced by the grocery industry, providing an important perspective and industry experience that is vital to the Board, especially in challenging economic times.

(6)
Glenn D. Steele Jr.  Dr. Steele is President and Chief Executive Officer of Geisinger Health System. In this capacity, he serves as a member of the Geisinger Health System Foundation Board of Directors, ex-officio of all Standing Committees of the Board and Chairman of the subsidiary boards.  Dr. Steele previously served as the Dean of the Biological Sciences Division of the Pritzker School of Medicine and as Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery.  Dr. Steele serves on several boards including Bucknell University’s Board of Trustees, Temple University School of Medicine’s Board of Visitors, the American Hospital Association’s Board of Trustees, Premier, Inc. (Vice Chairman), Wellcare Health Plans, Inc., the Northeast Regional Cancer Institute and the Global Conference Institute.

Dr. Steele’s extensive background in the health care industry provides the Company with pharmaceutical and healthcare related expertise.  Dr. Steele’s experience as a director on other boards and his overall business and financial leadership perspective is a valuable asset to the Board.

Independence of Directors
The Board has determined that Directors Shulman, Smith and Steele are independent within the meaning of the listing standards of the NYSE.  The Board also determined that Director Matthew Nimetz, who served as a director until October 13, 2009, was an independent director during the portion of 2009 in which he served as a director.  An independent director is defined as a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Companies listed on the NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of the NYSE, with some exceptions.  A company of which more than 50% of the voting power is held by an individual, a group or another company is not required by the NYSE to comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee.  Robert F. Weis, Chairman, and Ellen W. P. Wasserman, his sister, control 53.4% of the voting power.  They have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group within the meaning of these rules.

As permitted by the NYSE rules, the Company does not have a majority of independent directors.  As of March 11, 2010, the Company’s Audit Committee is comprised of all independent directors, and the Compensation Committee is comprised of two independent directors and one non-independent director.

Board Committees and Meeting Attendance
Board of Directors.  The Company's Board held four regular meetings and three special meetings during fiscal 2009.  No director attended fewer than 75% of the aggregate meetings of the Board and all Board committees on which the director served.  All directors attended the 2009 Annual Meeting.  Mr. Nimetz resigned from the Board and all committees effective October 13, 2009.  In the discussion below, the Company has indicated the committees on which Mr. Nimetz served.  At the Board meeting held October 22, 2009, Dr. Steele was appointed to fill an open vacancy.

Under the policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings, the Annual Meeting and any special meetings of the shareholders.  Participation is permissible by means of conference telephone or similar communications equipment.

Audit Committee.  The Audit Committee is composed of three independent non-employee directors, as required by the NYSE listing standards.  The Audit Committee acts independently to review the scope and engagement results of the independent auditors and the adequacy of the Company's internal and financial controls.  Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement.  The Audit Committee is governed by a written charter approved by the Board.  A copy of this charter is available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2009 Audit Committee was composed of Directors Nimetz, Shulman and Smith, with Mr. Nimetz resigning in October 2009.  As discussed above, Mr. Nimetz resigned from the Audit Committee effective October, 13, 2009.  Dr. Steele was appointed to the Audit Committee by the Board as the third independent director effective October 22, 2009.  Mr. Smith served as Chairman of the Audit Committee.  The Audit Committee held four regular meetings and four special meetings during fiscal 2009.

The Board has determined that all Audit Committee members are financially literate under the listing standards of the NYSE.  The Board also determined that the Chairman of the Audit Committee, Mr. Smith, and Mr. Shulman were “audit committee financial experts” in 2009, that all three Audit Committee members, Mr. Smith, Mr. Shulman and Dr. Steele, are “audit committee financial experts” in 2010, as defined in Item 401(h) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of the NYSE.

Compensation Committee.  The Compensation Committee is composed of two independent non-employee directors and one non-independent employee director.  The Compensation Committee is responsible for developing policies and programs, and making recommendations about compensation arrangements for senior management to the Board.  The Compensation Committee is governed by a written charter approved by the Board, which is available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2009 Compensation Committee was composed of Directors Nimetz, Shulman, Smith and Jonathan H. Weis, with Mr. Nimetz resigning in October 2009.  As discussed above, Mr. Nimetz resigned from the Compensation Committee effective October 13, 2009.  Mr. Weis served as Chairman of the Compensation Committee.  The Compensation Committee held four regular meetings and two special meetings during fiscal 2009.  The Company’s Chairman and the CEO are not members of the Compensation Committee; however, the Compensation Committee seeks input from them regarding the performance of the other executive officers.  In 2009, the executive management team and the Compensation Committee sought assistance from consulting firms specializing in compensation and benefits, as set forth below in the “Executive Compensation – Compensation Discussion and Analysis.”

Corporate Governance Matters
The Company has adopted Corporate Governance Guidelines which are available on the Company’s corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Board Leadership Structure.  The Company separates the roles of Chairman and CEO in recognition of the differences between the two roles.  Article V Section 5.5 of the Company’s by-laws state that the Chairman shall preside at all meeting of the shareholders and the Board.  The by-laws also state that the CEO shall have the general charge and supervision of the business of the Company and shall exercise or perform all the powers and duties usually incident to the office of CEO.  The CEO is responsible for the day-to-day leadership and performance of the Company.  In the absence of the Chairman, the Vice Chairman shall preside at all meetings of the shareholders and of the Board.  The Company believes the current leadership structure is the most appropriate structure at the time of filing.

The Board’s Role in Risk Oversight.  The Board oversees the management of risks inherent in the operation of the Company’s business.  It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company.  The Board has oversight responsibility of the processes established to monitor systems for material risks applicable to the Company.  Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee gives updates to the Board at its regular meetings, including financial and information technology risks.  In connection with its risk management role, the Audit Committee also meets privately with the Company’s independent auditors, the Chief Internal Auditor and the Chief Financial Officer quarterly.  As part of its responsibilities as set forth in its charter, the Compensation Committee reviews the impact of the Company’s executive compensation program and the associated incentives to determine whether they present a significant risk to the Company.  Based on this review, the Compensation Committee concluded its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics.  The Company has adopted a “Code of Business Conduct and Ethics” that applies to all of its directors, officers and employees.  Separately, the Company also adopted a “Code of Ethics for CEO and CFO” specific to its chief executive officer, chief financial officer, corporate controller and any person performing similar functions.  The Company has made both documents available on its corporate governance website at http://www.weismarkets.com/category/corporate-governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Non-Management Independent Directors.  To empower non-management independent directors to serve as a more effective check on management, the non-management independent directors of the Company have met at regularly scheduled executive sessions without management.  The 2009 non-management independent directors were Directors Nimetz, Shulman and Smith, with Mr. Nimetz resigning in October 2009.  Mr. Nimetz presided at three meetings and Mr. Shulman presided at the fourth meeting held during fiscal 2009.  Dr. Steele will serve as a non-management independent director in 2010.  Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so as set forth in “Shareholder or Interested Parties Communications.”

Board Nominations. Based upon the stock ownership of the principal shareholders, the Company determined it would be better served by having the full Board review nominating and corporate governance issues rather than establishing separate committees.  Therefore, there is no nominating committee charter.

If the Board determines there is a need to add or replace a director, the following criteria are considered for each recommended candidate.  The candidate (a) has the highest personal and professional ethics, integrity and values; (b) consistently exercises sound and objective business judgment; (c) has significant appropriate senior management and leadership experience; (d) is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings and (e) will be committed to building sound, long-term Company growth.

The Company does not have a formal policy with respect to considering diversity.  However, its Corporate Governance Guidelines state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise.  This assessment will include an individual’s qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.  Chosen candidates are extended invitations to join the Board.  If a candidate accepts, he or she is formally nominated.

The Board will consider nominees brought to the attention of the Board by an eligible shareholder, a non-management independent director, the CEO, any other executive officer or other appropriate sources.  Any eligible shareholder who desires to have an individual considered for nomination by the Board must submit a recommendation in writing to the Secretary of the Company, at the Company’s address set forth on page 1, not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting.  The notice should include the name and address of both the eligible shareholder and the candidate and the qualifications of the candidate being recommended.

The Board does not have a formal process for identifying and evaluating candidates for director.  It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by an eligible shareholder.

Board Recommendation and Vote Required
As stated in each nominee’s biography above, the six candidates possess all of the experience, qualifications, attributes and skills appropriate for functioning as a board.  The six candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors.  The Board of Directors recommends a vote “FOR” the election of the six nominees named above.

The Company’s by-laws require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than the notice deadline specified in the by-laws, which is 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting.  No such notices were received with respect to the 2010 Annual Meeting.  Therefore, only the six nominees named above, or a substitute nominee of the Board, will be eligible for election at the Annual Meeting.  A copy of the by-law provision concerning shareholder nominations will be furnished to any shareholder upon written request to the Secretary of the Company at the Company’s address set forth on page 1.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO at the end of fiscal 2009, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “Named Officers.”  For purposes of the definition of “Named Officers,” the Former CFO is not included.

Compensation Philosophy and Objectives
The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the ongoing success of the Company.  This primary objective is achieved by providing a combination of base salary, annual cash incentives, health and welfare benefits, retirement benefits and perquisites that overall provide a complete compensation package that is competitive with executives at companies of comparable size and position in the retail business, while keeping compensation in line with the financial objectives of the Company.

Compensation Committee Discretion
The Compensation Committee has broad discretion to set the compensation paid to the Company’s Named Officers, subject to Board approval, as it may determine is in the best interest of the Company and its shareholders.  The exercise of discretion is an important feature of the Compensation Committee’s philosophy and provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing the Company.

Use of Comparable Data in Setting Executive Compensation Levels
The Company is engaged in a highly competitive industry.  As a result, the Compensation Committee annually examines compensation levels and trends in the labor market as part of its process in establishing compensation for the Company’s Named Officers.

Throughout each year, the executive management team and the Compensation Committee review publicly available survey data related to general industry executive compensation and peer company compensation programs through a review of proxy statements.  The Compensation Committee has also engaged consulting firms specializing in compensation and benefits to assist in evaluating the compensation package the Company offers to its Named Officers.

In 2009, the Compensation Committee used the Stanton Group’s “2009 Wholesale/Retail Group Compensation Survey” to benchmark base salaries for the Senior Vice President of Operations (“SVP”) and the CFO.  The Stanton study benchmarks compensation and benefits for management employees for 35 grocery retailers and wholesalers nationwide without citing specific participants by company name.

In addition, the Compensation Committee utilized the Food Marketing Institute’s “Management Compensation Study 2008-2009 for Retailers and Wholesalers” for the SVP and the CFO. The study provides compensation and benefits for management employees for 219 grocery retailers and wholesalers nationwide without citing specific participants by company name.

Because there were no similar executive positions comparable to the Chairman, Vice Chairman and CEO defined within the surveys provided to the Company for these positions, the Compensation Committee used a Watson Wyatt Compensation Survey to assist it in determining comparable base salaries.  The Watson Wyatt survey benchmarks compensation and benefits for up to 150 retailers nationwide without citing specific participants by company name.

The Compensation Committee believes these are the best available sources within the grocery industry to evaluate executive compensation.  Because the Company competes with many larger companies for top executive-level talent, it generally sets compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives.  Variations to the base salary component may occur because of the individual’s experience level, job responsibilities and market factors.  The Compensation Committee also realizes that a primary difference between the Company’s executive compensation program and some of its peers’ compensation programs is the absence of an equity-based incentive plan.  This fact is strongly considered when evaluating discretionary contributions to the Supplemental Executive Retirement Plan (“SERP”) for the Named Officers.

In 2009, the Compensation Committee utilized the services of Hewitt Associates LLC (“Hewitt”) to validate the executive compensation levels benchmarked in the Stanton and Watson Wyatt surveys.  Hewitt was instructed to provide a third party review of the approach and methodology used by the Compensation Committee in assessing the Stanton Group’s “2009 Wholesale/Retail Group Compensation Survey,” as well as review and comment on the incentive levels that were proposed based on the findings of the competitive assessment.  The Compensation Committee also asked Hewitt to provide a briefing on current trends within the retail and general industry with respect to types of long-term incentives offered, eligibility for such programs, and typical practice with respect to the number and relative mix of vehicles (stock options, restricted stock, performance shares, and/or cash-based long-term incentives).  Hewitt concluded that the Company's total direct executive compensation program falls well below market norms.  The fees paid to Hewitt for these services did not exceed $120,000 in the aggregate.

2009 Executive Compensation Components
The Compensation Committee annually evaluates the performance of executive officers with the Chairman and CEO.  In performing its evaluations, the Compensation Committee relies upon written and verbal evaluations of each officer’s performance for the most recent fiscal year.  The Vice Chairman and the CEO meet with the executive officers to discuss their efforts and accomplishments throughout the period from information deemed relevant both internally and in light of the competitive position of the Company in the industry.  These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and their leadership and team-building skills.  Although executive compensation is not specifically related to corporate performance, the overall performance of the Company is a consideration in determining executive compensation.

Compensation for Named Officers is comprised of the following:
•	Base Salary
•	Non-Equity Incentive Plan
•	Retirement Plans
•	Perquisites

Base Salary: The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package.  Although the Compensation Committee generally intends to set compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives, the Compensation Committee has the discretion to deviate from the 75th percentile of the compensation surveys as it may determine in its discretion.  The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the compensation program are dependent on base salary, to the extent they are expressed as percentages of base salary.  In setting base salaries, the Committee considers each Named Officers' job responsibilities, value-added contributions to the Company and tenure.

The Chairman chose not to accept a base salary increase in 2009.  Based on consideration of the criteria discussed above and the overall financial and operational success of the Company, the Committee approved a 21.7% increase in base salary for the Vice Chairman.  The Chairman and Vice Chairman base salaries were at 83.4% and 87.3%, respectively, of the 75% base salary quartile for similarly situated executives.  Upon promotion from Chief Operating Officer to CEO effective January 1, 2009, a base salary increase of 20.0% was awarded, and the Committee later approved a 15.3% increase in base salary for the CEO in fiscal 2009.  The base salary for the CEO was 80.7% of the 75% base salary quartile for similarly situated executives.  The Committee approved a 9.5% increase in base salary for the SVP in fiscal 2009.  The base salary for the SVP was 97.8% of the 75% base salary quartile for similarly situated executives.  The Company appointed Mr. Frost as Vice President, Chief Financial Officer and Treasurer (“CFO”) on October 26, 2009.  The Committee granted a 30.2% increase in base salary for the promotion from Controller to Acting CFO on July 9, 2009 and a 58.0% increase in base salary for the promotion from Acting CFO to CFO, in fiscal 2009.  The CFO now earns 64.1% of the 75% quartile for similarly situated executives.

Non-Equity Incentive Plan: Since 2002, the Company's executive compensation program includes an annual non-equity incentive plan designed to reward certain key employees, including the Named Officers, for meeting specific financial objectives.  The Compensation Committee administers the non-equity incentive plan for management to provide the short-term incentive compensation element of the executive compensation program.  This short-term incentive is a cash-based performance incentive program designed to motivate and reward key employees for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value.  Incentive payout potentials are established by job level within the Company as a percentage of base salary, and actual payouts are based on achievement of budgeted sales and operating profit targets as approved by the Board annually.  Prior to implementation of this non-equity incentive plan in 2002, the Compensation Committee hired an independent compensation consulting firm to provide guidance on the basic plan structure.  In 2009, Hewitt was utilized to evaluate the competiveness of the current non-equity incentive plan as compared to the market place and confirmed the changes proposed by the Compensation Committee, of which the Board approved.  Actual non-equity incentive plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned.  The amounts which each Named Officer could have earned for 2009 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

The Chairman, Vice Chairman, CEO and SVP can earn up to 130%, 104%, 104% and 52%, respectively, of their base salary in the non-equity incentive plan.  The CFO can earn up to 52% of the base salary, from the date of appointment as CFO through the end of the fiscal year, and he can earn 26% of the base salary related to the previous position held as Controller in the non-equity incentive plan.  For fiscal 2009, 40% of the incentive award was based upon achievement of the budgeted total company sales and 60% of the incentive award was based upon achievement of the budgeted total company operating profit for the Named Officers.  Company operating profit was defined as the U.S. GAAP “Operating Income,” less the effect of the acquisition made in fiscal 2009.  Threshold and target hurdles were established for the budgeted sales category, which allowed each Named Officer to earn 25% and 100%, respectively, of his total incentive award for achieving the specified results within the sales category.  Threshold, target and maximum hurdles were established for the operating profit category, which allowed each Named Officer to earn 25%, 100% and 150%, respectively, of his total incentive award for achieving the specified results within the operating profit category.  The operating profit category target hurdle must be met before the sales category incentive award is earned under the plan.  For achieving 97% through 100% of the budgeted sales target, the Named Officers can earn 25% to 100% of the sales incentive award.  For achieving 97% through 118% of the budgeted operating profit, the Named Officers can earn 25% to 150% of the operating profit incentive award.  The threshold and target hurdles for sales in fiscal 2009 were equal to a sales result of $2.4 billion and $2.5 billion, respectively.  The threshold, target and maximum hurdles for the operating profit in fiscal 2009 were equal to an operating profit result of $67.9 million, $70.0 million and $82.6 million, respectively.  The Company achieved 97.9% of the total budgeted sales and 117.9% of total budgeted operating profit.  The Named Officers earned 97.0% of their total bonus potential in 2009 based upon total company performance which matched the 97.0% of their total bonus potential earned in 2008.

Retirement Plans: The Company has a contributory retirement savings plan, the Weis Markets, Inc. Retirement Savings Plan, covering substantially all full-time associates.  The company had a noncontributory profit-sharing plan, the Weis Markets, Inc. Profit Sharing Plan, covering eligible associates which included certain salaried associates, store management and administrative support personnel.  Effective December 1, 2009, the Weis Markets, Inc. Profit Sharing Plan was merged into the Weis Markets, Inc. Retirement Savings Plan (“the Plan”).  All of these plans are qualified defined contribution plans.  The Named Officers along with other highly compensated employees have limited participation in the 401(k) portion of the Plan and are excluded from participation in the profit sharing portion of the Plan because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service.

As of December 31, 2006, the Weis Markets, Inc. Employee Stock Bonus Plan (“ESBP”) was terminated, and subsequently all plan assets were distributed to participants or beneficiaries by December 31, 2009.

Supplemental Executive Retirement Plan: Company contributions normally made to the qualified plans for the Named Officers are credited instead to the SERP, an unfunded, nonqualified deferred compensation plan.  The SERP account for each Named Officer is credited annually with the amount, if any, that would have been allocated to the participant’s qualified plans if he had not been excluded from participation in these qualified plans.  Although the SERP is primarily a replacement retirement plan, the Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants.  Substantial risk of benefit forfeiture does exist for participants in the SERP.  Effective August 1, 2009, the SERP was revised to reflect the participant’s ability to direct his or her investments.

Contributions to the SERP are determined in the same manner as contributions to participants in the Company’s qualified plans except for discretionary contributions.  Contribution allocations and earnings for the four components of the SERP are computed as follows:

a.
401(k) Plan: The allocation of the employer 401(k) contribution is equal to 25% of the participant’s contribution for the allocation period, up to 4% of the participant’s compensation.  If a participant is age 50 or older during the calendar year, the participant may make additional contributions called "Catch-up" contributions.  The total Catch-up contributions for a calendar year may not exceed the Catch-up dollar limit set by law.  The limit was $5,500 in 2009 and will continue in 2010 with the same limit.  This limit will be indexed upward under federal law.  Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Company’s 401(k) plan.  By law, compensation in excess of $245,000 (as indexed upward under federal law) cannot be counted.  SERP participants can defer up to 50% of their base salary in the SERP.  As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of Company contributions normally made for 401(k) deferrals are invested by the participant in one or more of the investment options made available through the plan, except that amounts are only credited to the SERP account annually rather than quarterly as in the qualified plan.  Prior to August 1, 2009, each amount credited to a participant’s SERP account was adjusted in the same manner as if such amount had been invested for the participant in the 401(k) plan Aggressive Equity Fund.  Also, the amounts were only credited to the SERP account annually.

b.
Profit Sharing Plan: The allocation of the employer’s contribution to the profit sharing plan is based on the number of allocation units credited to each eligible participant in proportion to the total number of allocation units credited to all eligible participants for the plan year.  A participant is credited with one allocation unit for each full $100 of compensation for the plan year plus 1.5 units for each year of service.  By law, compensation in excess of $245,000 (as indexed upward under federal law) cannot be counted.  As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of Company contributions normally made to the profit sharing plan is invested by the participant in one or more of the investment options made available through the plan.  Prior to August 1, 2009, each amount credited to a participant’s SERP account was adjusted annually based upon the profit sharing plan results.

c.
Employee Stock Bonus Plan: The Weis Markets, Inc. Employee Stock Bonus Plan was terminated as of December 31, 2006, and all contributions under the Weis Markets, Inc. Employee Stock Bonus Plan ceased as of the same date.  However, interest earnings and fund value increases or decreases were allocated in proportion to each participant’s account balance.  As of August 1, 2009, each amount credited to a participant’s SERP account for replacement of interest earnings is invested by the participant in one or more of the investment options made available through the plan.  Prior to August 1, 2009, each amount credited to a participant’s SERP account for replacement of interest earnings normally made to the employee stock bonus plan was adjusted annually as if the amount had been invested for the participant in the employee stock bonus plan.

d.
Discretionary: The Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants.  Amounts credited to a participant’s SERP account for discretionary Company contributions are invested by the participant in one or more of the investment options made available through the plan.

The investment funds made available to the participants are managed by independent investment advisors.  For more information regarding the Company’s retirement plans, please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below and Note 6 to the Consolidated Financial Statements in the 2009 Annual Report on Form 10-K.

Deferred Compensation Agreement: The Company maintains an unfunded, nonqualified deferred compensation agreement with Robert F. Weis for the payment of specific amounts of annual retirement benefits to him or his spouse over their lifetime, with a guaranteed payment for their actuarially computed life expectancies.  The benefits are determined through actuarial calculations dependent on the age of the recipient, as specified in the plan document, using the 1971 Group Annuity Mortality Table (Plus 5 for Males) and an assumed discount rate of 7.5%.  The benefit payable on an annual basis to Robert F. Weis would be $1,165,617 if he had retired as of the date of this Proxy Statement.  For more information regarding this deferred compensation agreement, refer to the  “Pension Benefits” table below and Note 6 to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K.

Perquisites: The Company provides the Named Officers with perquisites the Compensation Committee believes are reasonable and consistent with its overall executive compensation program.  The Named Officers are provided use of Company automobiles.  For security purposes and benefit to the Company, the Chairman, Vice Chairman and CEO may use the corporate aircraft for business, and for limited personal travel.  In addition, the Company pays for tax filing assistance for the Chairman and for tax and investment advisory services for the CEO.  The cost to the Company of the use of Company automobiles and the corporate aircraft is calculated as prescribed by the Internal Revenue Service and charged to the Named Officers.  Please refer to Footnote 4 of the “Summary Compensation Table” for perquisite details.

Matters Relating to Mr. Mills
Mr. Mills ceased to serve as Senior Vice President, Treasurer and Chief Financial Officer and as a director of the Company effective July 9, 2009.  As discussed in “Potential Payments Upon Termination or Change in Control,” Mr. Mills has an employment agreement with the Company.  Accordingly, Mr. Mills will be paid through the end of the contract term of December 31, 2010 for wages, non-equity incentive plan, health and welfare benefits and retirement benefits.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive management team.  Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference in the Company’s 2009 Annual Report on Form 10-K.

Jonathan H. Weis, Chairman
Richard E. Shulman
Steven C. Smith

COMPENSATION TABLES
Summary Compensation Table
The following table shows the compensation of the Company’s principal executive officer, the principal financial officer and three other officers with the highest total compensation paid or earned for fiscal 2009, 2008 and 2007 (the “Named Officers”).  The following table also shows the compensation of Mr. Mills, the Company’s Former Chief Financial Officer who ceased serving as the Chief Financial Officer on July 9, 2009. The Company has employment agreements with the Chairman, CEO and Former CFO.  The material terms of these agreements are discussed under “Potential Payments upon Termination of Employment or Change in Control” below.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	Earnings ($) (3)	($) (4)	($)
Robert F. Weis	2009	725,000	—	703,250	386,840	164,551	1,979,641
Chairman of the Board	2008	725,000	10,875	351,779	343,459	128,811	1,559,924
	2007	615,000	9,225	126,864	254,249	119,980	1,125,318

Jonathan H. Weis	2009	590,417	—	458,163	—	79,200	1,127,780
Vice Chairman	2008	485,000	7,275	164,730	—	78,599	735,604
and Secretary	2007	385,000	5,775	55,593	—	78,607	524,975

David J. Hepfinger (5)	2009	691,667	—	536,733	—	300,241	1,528,641
President and	2008	416,667	—	202,172	—	779,361	1,398,200
Chief Executive Officer

John J. Ropietski Jr. (6)	2009	273,750	—	106,215	—	23,600	403,565
Senior Vice President
of Operations

Scott F. Frost (7)	2009	169,294	—	41,973	—	7,093	218,360
Vice President,
Chief Financial Officer
and Treasurer

William R. Mills (8)	2009	323,333	—	125,670	—	116,963	565,966
Former Senior Vice	2008	370,000	5,550	125,670	—	25,894	527,114
President, Treasurer and	2007	355,000	5,325	51,261	—	20,852	432,438
Chief Financial Officer

(1)	Represents the amount paid as a discretionary holiday bonus. This program was discontinued for the Named Officers in 2009.
(2)	Represents the amount earned under the annual non-equity incentive plan described in the “Compensation Discussion and Analysis.”
(3)	Represents the amount of the increase in the actuarial present value of Robert F. Weis’ accumulated benefits under the nonqualified deferred compensation agreement described under “Pension Benefits.”
(4)
“All Other Compensation” consists of contributions by the Company to the SERP, termination benefits reimbursement, supplemental bonus, severance pay and perquisite costs where applicable.  Except for Robert F. Weis, David J. Hepfinger and William R. Mills, the amounts shown are for SERP contributions only, since perquisites for the other Named Officers do not exceed $10,000.  Perquisites of $18,951, $25,110 and $16,269 are included in the amount for Robert F. Weis in 2009, 2008 and 2007, respectively, and consist of the cost for personal use of a Company car, the Company aircraft and tax filing assistance.  Perquisites of $23,936 and $2,361 are included in the amount for Mr. Hepfinger in 2009 and 2008, respectively, and consist of the cost for personal use of a Company car, the Company aircraft and tax and investment advisory services.  In 2009, Mr. Hepfinger received $74,920 for a supplemental bonus earned in 2009 to be paid in 2010.  In 2009, Mr. Hepfinger was also reimbursed $120,335 for costs related to the sale of real estate, and in 2008, Mr. Hepfinger was reimbursed $702,000 for benefits lost as a result of termination from his prior employer, as per Section 4.e “Make Whole Provision” of his Employment Agreement.  Severance pay of $91,069 is included in the amount for Mr. Mills in 2009.  The 2009 Company contribution amounts to the SERP were estimated for purposes of this table, and the 2008 and 2007 amounts were adjusted to actual.  Additional information concerning deferrals of earned compensation by the Named Officers to the SERP and other plan details are described under “Nonqualified Deferred Compensation.”

(5)	The Company hired Mr. Hepfinger on March 1, 2008 as its President and Chief Operating Officer. On January 1, 2009, Mr. Hepfinger was named as the Company’s President and Chief Executive Officer.
(6)
The Company hired Mr. Ropietski on June 30, 2008 as its Vice President of Store Operations.  On February 15, 2010, Mr. Ropietski was named as the Company’s Senior Vice President of Operations.  Prior to joining the Company, Mr. Ropietski worked for Price Chopper Supermarkets, a chain of supermarkets headquartered in Rotterdam, NY, for 25 years in various capacities including his last position as Regional Vice President.

(7)
The Company appointed Mr. Frost as Vice President, Chief Financial Officer and Treasurer on October 26, 2009.  Mr. Frost served as Acting Chief Financial Officer, Controller, Assistant Treasurer and Assistant Secretary of the Company during the past five years.

(8)
Mr. Mills ceased serving as Chief Financial Officer on July 9, 2009.  In connection with such cessation, the amounts included for Mr. Mills were paid or payable to him under his Employment Agreement, which are described in “Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards
The following table shows the grants of plan-based awards made to the Named Officers in fiscal 2009.

		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards (1)
	Grant
Name	Date	Threshold ($)	Target ($)	Maximum ($)
Robert F. Weis	12/28/2008	108,750	725,000	942,500
Jonathan H. Weis	12/28/2008	70,850	472,333	614,033
David J. Hepfinger	12/28/2008	83,000	553,333	719,333
John J. Ropietski Jr.	12/28/2008	16,425	109,500	142,350
Scott F. Frost	12/28/2008	6,491	43,271	56,252

William R. Mills (2)	12/28/2008	38,850	90,650	129,500

(1)
Represents the amounts which could have been earned by the Named Officers through fiscal 2009 for performance at the threshold, target and maximum levels under the non-equity incentive plan described in the “Compensation Discussion and Analysis.”

(2)
Under his Employment Agreement, Mr. Mills is entitled to receive a non-equity incentive plan award in 2010 equal to the amount earned in 2008 and paid in 2009.  These amounts represent the threshold, target and maximum levels for the amount earned in 2008.

Outstanding Equity Awards at Fiscal Year-End
The Company’s 1985 Incentive Stock Option Plan expired on December 31, 2004.  Under the terms of the plan, options were granted for shares of the Company's Common Stock based on the market value at the date of grant and may be exercised immediately.  There are no plan provisions for reload or tax-reimbursement features.  The closing price of the stock at the 2009 fiscal year end was $35.47 as reported by the NYSE.

The following table shows the outstanding equity awards held by the Named Officers at December 26, 2009.

	Number of Securities	Option	Option
	Underlying Unexercised	Exercise	Expiration
Name	Options (#) Exercisable	Price ($)	Date
Scott F. Frost	200	35.1250	07/31/2010

Option Exercises and Stock Vested
The Named Officers did not exercise any options during fiscal 2009.

Pension Benefits
The following table provides information concerning the value of Robert F. Weis’ accumulated benefits under the Company’s nonqualified deferred compensation agreement.

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service	Benefit ($) (1)	($)
Robert F. Weis	Nonqualified Deferred	63	6,426,517	—
Compensation Agreement

(1)
Although the participant is not eligible to receive a lump-sum payment, the pension benefit table is required to show a lump-sum present value based upon applicable interest rate and mortality assumptions.

Nonqualified Deferred Compensation
The Company maintains a SERP for certain of its associates.  The plan is designed to provide retirement benefits and salary deferral opportunities because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service.  The plan is unfunded and accounted for on an accrual basis.  Participants in the plan are excluded from participation in the qualified profit sharing and have limited participation in the 401(k) plan.  Based upon recommendation from the Compensation Committee, the Board annually determines the amount of the allocation to the plan.

The allocation among the various plan participants is made in relationship to their compensation, years of service and job performance.  Plan participants are 100% vested in their accounts after six years of service with the Company.  In accordance with the lump-sum or installment election made by the Named Officer prior to the deferral of compensation, benefits are distributed to the participant one year after the date of retirement, assuming the participant has reached normal retirement age.  Substantial risk of benefit forfeiture does exist for participants in the plan.  The present value of accumulated benefits is included under “Postretirement benefit obligations” in the Consolidated Balance Sheets within the 2009 Annual Report on Form 10-K.

Qualified Retirement Plans
Please refer to the “Retirement Plans” section of the “Compensation Discussion and Analysis.”

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s SERP and Qualified Retirement Plans.

		Executive	Company	Aggregate	Aggregate	2008	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Proxy	Balance at
		in 2009	in 2009	in 2009	Distributions	Adjustments	12/31/2009
Name	Plan	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)
Robert F. Weis	SERP	—	145,600	82,548	—	(27,783)	689,119
Robert F. Weis	Profit Sharing	—	—	254,570	87,556	—	1,208,939
Robert F. Weis	ESBP (5)	—	—	268	5,752	—	—

Jonathan H. Weis	SERP	—	79,200	51,589	—	(7,792)	381,108
Jonathan H. Weis	Profit Sharing	—	—	2,396	—	—	12,365
Jonathan H. Weis	ESBP (6)	—	—	35	458	—	—

David J. Hepfinger	SERP	69,167	81,050	26,536	—	(373)	282,587

John J. Ropietski Jr.	SERP	27,375	23,600	5,185	—	—	73,012

Scott F. Frost	SERP	—	7,093	2,632	—	—	20,228
Scott F. Frost	Profit Sharing	—	—	13,796	—	—	65,228
Scott F. Frost	ESBP (7)	—	—	47	4,784	—	—

William R. Mills	SERP	8,809	25,894	50,809	—	(15,919)	354,590
William R. Mills	Profit Sharing	—	—	1,970	—	—	10,031

(1)	These amounts are reported in the “Summary Compensation Table” as salary.
(2)	These amounts are reported in the “Summary Compensation Table” under “All Other Compensation.”
(3)	Earnings on deferred compensation under the Company’s SERP are not above market or preferential. Earnings from all plans are not included in the “Summary Compensation Table.”
(4)	These amounts represent adjustments to the aggregate earnings estimates made in the 2009 Proxy Statement.

(5)
Mr. Robert Weis elected the June 22, 2009 distribution date for his final ESBP distribution, which valued the stock at $34.63 per share.  He received 166 shares of stock and the remaining partial share as a cash distribution.

(6)	Mr. Jonathan Weis elected the June 8, 2009 distribution date for his final ESBP distribution, which valued the stock at $35.76 per share. He received a cash distribution.
(7)	Mr. Frost elected the July 9, 2009 distribution date for his final ESBP distribution, which valued the stock at $33.34 per share. He received a cash distribution.

Potential Payments upon Termination of Employment or Change in Control
The Company has entered into employment agreements with the Chairman, CEO and Former CFO.  These agreements provide for certain benefits for involuntary termination of employment other than for cause, but do not contain a change in control provision.

Chairman of the Board.  The Company has an agreement with its Chairman, Robert F. Weis, which provides that in the event his employment terminates for any reason, including but not limited to retirement, disability or death, the Company will continue to provide him and his spouse through December 31, 2023 with medical, dental, accident, disability and life insurance benefits substantially equivalent to those provided to employees.  If Mr. Weis had terminated his employment as of December 31, 2009, the estimated cost to the Company of providing these benefits through the date specified in the agreement would have been $136,829.

President and Chief Executive Officer.  The Company has entered into an Employment Agreements with David J. Hepfinger, CEO.  Although Mr. Hepfinger’s agreement expired February 28, 2010, the Company expects to continue Mr. Hepfinger’s employment. The Compensation Committee is in negotiations with Mr. Hepfinger and in the process of evaluating a new agreement.

Mr. Hepfinger’s Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) continuation of base salary payments through the end of the term at the rate then in effect and (2) an incentive bonus for the year of termination and any subsequent remaining year of the term equal to the highest incentive bonus received by the officer for any of the two years preceding termination.  If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued.  All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

Mr. Hepfinger may earn a supplemental cash incentive based upon the positive increase in per share price of the Company’s Common Stock in each fiscal year multiplied by the equivalent of 20,000 shares.  The supplemental cash incentive is contingent upon Mr. Hepfinger’s continued employment with the Company during each fiscal year.

According to the terms of Mr. Hepfinger’s Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county.  The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

The following table shows the benefits Mr. Hepfinger would have received under the Employment Agreement if his employment had terminated for the reasons specified as of December 31, 2009.

		Non-Equity
Executive Benefits	Salary	Incentive
and Payments	Continuation	Compensation
By Covered Circumstance	($) (1)	Plan ($) (2)
Without Cause or Good Reason	116,667	738,905
Disability	58,333	536,733
Death	58,333	536,733

(1)
Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.

(2)
In the case of a termination without cause or for good reason, the amount represents the incentive bonus for 2010 in an amount equal to the highest incentive bonus received for any of the two years preceding 2009 and the amount earned in 2009 and payable in 2010.  In the case of disability or death, the amount shown is the incentive bonus earned in 2009 and payable in 2010.

Former Senior Vice President, Treasurer and Chief Financial Officer.  During 2009, the Company had an Employment Agreement with William R. Mills, former Senior Vice President, Treasurer and CFO.  Mr. Mills’ Employment Agreement expires December 31, 2010.  Mr. Mills ceased to serve as Senior Vice President, Treasurer and Chief Financial Officer and as a director of the Company effective July 9, 2009.

Mr. Mills’ Employment Agreement provides that if prior to the end of the term, the officer's employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) continuation of base salary payments through the end of the term at the rate then in effect and (2) an incentive bonus for the year of termination and any subsequent remaining year of the term equal to the highest incentive bonus received by the officer for any of the three years preceding termination of  Mr. Mills.  If prior to the end of the term the officer's employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued. All salary continuation and incentive bonus payments would be made at the same time as if the employment had continued.

Mr. Mills' Employment Agreement further provides that if the officer's employment is terminated prior to the end of the term without cause, for good reason or due to death or disability, the Company will continue to provide he and his spouse with medical, dental, accident, disability and life insurance benefits substantially equivalent to those provided to employees through December 31, 2010.

In addition, in the case of a termination without cause, for good reason or due to disability, Mr. Mills' Employment Agreement provides that in lieu of contributions to the Company's SERP, the Company will pay him $15,000 per year, for the remainder of the term and at the time SERP contributions would otherwise have been made.

According to the terms of Mr. Mills’ Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company's business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company's consolidated revenues) in any county in which the Company operates or any contiguous county. The Company's obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

The actual amounts paid to Mr. Mills in connection with his cessation in 2009 are reflected in the “Summary Compensation Table.”

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
Compensation of Directors
The following table shows the compensation earned by the Company’s non-management independent directors for services during fiscal 2009.

DIRECTOR COMPENSATION
	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Matthew Nimetz	28,500	28,500
Richard E. Shulman	38,000	38,000
Steven C. Smith	44,000	44,000
Glenn D. Steele Jr.	—	—

In December 2009, the Board passed a resolution establishing new compensation arrangements for non-management independent directors effective January 1, 2010.  Directors who are not officers of the Company or any of its subsidiaries will receive an annual retainer of $40,000 paid in quarterly installments during the year.  The Chairman of the Audit Committee receives an additional $6,000 annual retainer fee paid in quarterly installments during the year.  Previously, the Company paid non-employee directors a retainer fee of $9,500 per quarter.

In addition, each non-management independent director is entitled to reimbursement for out-of-pocket expenses to attend meetings.  There is no additional remuneration for services rendered by directors serving on committees or for participation in the non-management independent director meetings.

Compensation Committee Interlocks and Insider Participation
Directors Nimetz, Shulman and Smith were not officers or employees of the Company, nor have they had any relationship with the Company requiring disclosure under the SEC regulations.  Jonathan H. Weis is a director, employee and officer of the Company and is not considered independent by NYSE listing standards.  None of the Company’s Named Officers have served on the board of directors or compensation committee of any other entity, which has or had one or more executive officers who served as a member of the Company’s Board or Compensation Committee during fiscal 2009.

Review and Approval of Related Party Transactions
The Company has adopted written “Conflicts of Interest” policies in its Code of Business Conduct and Ethics and in its Code of Ethics for CEO and CFO.  According to these policies, a conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company.  In other words, a conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his work effectively.  Conflicts of interest also arise when an employee, officer or director, or a member of his family, receives improper personal benefits as a result of his position in the Company.  Loans to or guarantees of obligations of such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which such person or any member of their family have an interest.

Under these policies, activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee.  Because it is not always easy to determine whether a conflict of interest exists, any potential conflicts of interest must be reported immediately to the Executive Committee of the Board.  If a member of the Executive Committee of the Board is informed of any potential conflict of interest he must report it immediately to the Audit Committee.  The Audit Committee Charter specifically grants the Audit Committee the authority to review and approve all related party transactions.  These policies cover all Company officers, directors (or nominee), 5%-or-greater shareholders and immediate family member of these persons.  All of the related party transactions reported under “Review and Approval of Related Party Transactions” were reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics, the Code of Ethics for CEO and CFO and the Audit Committee Charter.

On March 5, 2010, the Company’s Board adopted a formal related party transaction policy that includes the standards included in Section 404(b) of Regulation S-K as well as any other applicable standards under the NYSE rules and regulations.

The Related Party Transaction policy provides for pre-approval of certain transactions involving the Company’s directors, executive, nominees, beneficial owners of more than 5% of the Company’s voting securities and their family members, or an entity in which any of the foregoing persons has more than a 5% beneficial ownership.  The policies define “family member” to mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person living with the individual (except tenants and employees).

The policy defines “Related Person Transactions” as a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year in which the Company (including its subsidiaries) was, or is a participant and the amount exceeded $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as the result of being a director or a less than 10% beneficial owner of another entity).

Certain transactions are deemed to be pre-approved even if the amount exceeds $120,000:

•
transactions in the ordinary course of business involving payment of no more than $ 1,000,000 or 2% of the Company’s annual consolidated gross revenues to another company at which the related person is an employee, director or beneficial owner of less than 10% of Common Stock;

•
certain charitable contributions that do not exceed $250,000 (or 5% of the charitable organizations annual consolidated gross revenues) to an organization in which the related person is an employee or director;

•	transactions where the related interest arises solely from the ownership of Weis Markets, Inc. Common Stock and all holders of the common stock receive the same benefits on a pro rata basis;
•
compensation to an executive officer or director which has to be reported in the proxy statement or compensation to an executive officer which is not an immediate family member of a related person or the compensation committee; and

•
any transaction involving a Related Person where the rates or charges involved are determined by competitive bids; rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Transactions that are not pre-approved must be presented to the Audit Committee for approval.  If the related person transaction is on-going, the Committee may establish guidelines for management for the relationship which must be reassessed on an annual basis.  Transactions will be approved if they are in the best interest of the Company and its shareholders.

No Director will participate in the discussion or approval of a transaction for which he or a family member is a related party, other than to provide material information.

All related person transactions will be disclosed in the Company’s applicable filings as required by applicable laws.

Central Properties, Inc. ("Central Properties") owns the land under a Company store and an adjacent parking lot in Lebanon, Pennsylvania.  The Company leased these properties from Central Properties for $101,781 in fiscal 2009.  The shareholders of Central Properties include Directors Jonathan H. Weis and Robert F. Weis.

Shareholder or Interested Parties Communications
Weis Markets, Inc. shareholders or interested parties may communicate with the Board by sending a letter to: Weis Markets, Inc. Board of Directors, c/o Corporate Secretary, 1000 South Second Street, Sunbury, PA 17801-0471.  The Board has instructed the Secretary to review all communications received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions) and personal grievances.  However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so by sending a letter to Weis Markets, Inc., c/o Non-Management Independent Directors, 1000 South Second Street, Sunbury, PA 17801-0471 or via their email address at nonmanagement@weismarkets.com.

Shareholders or interested parties who have concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns to the Audit Committee by sending a letter to Weis Markets, Inc., c/o Audit Committee Chairman, 1000 South Second Street, Sunbury, PA 17801-0471 or via its email address at audit@weismarkets.com.

Submissions to the non-management independent directors or the Audit Committee will remain confidential and can be made anonymously without fear of reprisal.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  Management represented to the Audit Committee the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the SEC disclosure requirements.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2009 Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Audit Committee has received from the independent auditors written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent auditors.  The Audit Committee has also received the written disclosure and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

The Audit Committee discussed with the Company’s Chief Internal Auditor and the independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets with the Chief Internal Auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with the Sarbanes-Oxley Act of 2002 by discussing with management, the Chief Internal Auditor and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 26, 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2009 Annual Report on Form 10-K for filing with the SEC.  The Audit Committee recommended to the Board, the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal 2010, subject to shareholder ratification.

Steven C. Smith, Committee Chairman
Richard E. Shulman
Glenn D. Steele Jr.

STOCK OWNERSHIP
Under regulations of the SEC, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power), the power to dispose of the security (investment power) or the ability to acquire the security within 60 days.  In the tables below, “beneficial ownership” of the Company’s Common Stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Directors and Management
The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock as of March 2, 2010 by each director, each Named Officer listed in the “Summary Compensation Table,” and for all executive officers, operating officers and directors as a group.  Except as otherwise indicated in the footnotes to the table, each person named or a member of the group has sole voting and investment power with respect to the shares listed.  No shares have been pledged as security by the directors or Named Officers.

Name of Directors and Management	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Robert F. Weis	12,622,216	(2)	46.9
Jonathan H. Weis	110,585		*
David J. Hepfinger	7,913		*
William R. Mills	5,994		*
John J. Ropietski Jr.	115		*
Scott F. Frost	381		*
Matthew Nimetz	1,000		*
Richard E. Shulman	314		*
Steven C. Smith	215		*
Glenn D. Steele Jr.	—		*
All executive officers and directors, including the Former CFO, as a group (22 persons)	12,753,397		47.4

*	Owns less than 1% of class.
(1)	Based on 26,898,492 shares outstanding on March 2, 2010.
(2)
Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed.  This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.

5% Beneficial Owners
The following table sets forth information about shareholders who are known by the Company to be the beneficial owners of more than 5% of its Common Stock, which is its only class of voting securities, on March 2, 2010.  Information contained in the table and footnotes below was derived from filings made with the SEC by the beneficial owners.

Name and Address	Amount and Nature		Percent
of	of Beneficial		of
5% Beneficial Owner	Ownership		Class (1)
Robert F. Weis	12,622,216	(2), (4)	46.9
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Ellen W. P. Wasserman	1,746,424	(3), (4)	6.5
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

EKTJ Management LLC	1,400,000	(5)	5.2
c/o George Cox
4 North Park Drive
Suite 121
Hunt Valley, MD 21030

(1)	Based on 26,898,492 shares outstanding on March 2, 2010.
(2)
Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed.  This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.

(3)	Ellen W. P. Wasserman has sole voting and investment power as to all 1,746,424 shares listed.
(4)
Robert F. Weis and Ellen W. P. Wasserman have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group holding voting power over the sum of the shares listed for each of them individually in the table.

(5)
EKTJ Management LLC has sole voting and dispositive power as to all 1,400,000 shares listed.  The Class A members of EKTJ Management LLC have the exclusive authority to manage and control the business and affairs of EKTJ Management LLC.  The three Class A Members, Kathryn J. Zox, Thomas H. Platz and James A. Platz, are the children of Ellen W. P. Wasserman.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the SEC with respect to changes in their beneficial ownership of equity securities of the Company.  Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that its directors, officers and greater-than-10% beneficial owners complied with all applicable 2009 Section 16(a) filing requirements.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton LLP has served as the independent auditors for the Company since 2004.  The Audit Committee appointed Grant Thornton LLP as the independent auditors of the Company with respect to its operations for fiscal 2010, subject to ratification by the holders of Common Stock of the Company.  The Board and its Audit Committee recommend that shareholders approve the selection of Grant Thornton LLP as the Company’s independent auditors by voting “FOR” proposal number two.  If the shareholders do not approve the ratification of Grant Thornton LLP, the selection of such firm as independent auditors for the Company will be reconsidered by the Audit Committee.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

According to its Charter, the Audit Committee, comprised of independent members of the Board, is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company in advance of providing any service.  The Company has not adopted a written policy for Audit Committee pre-approval of audit services and non-audit services performed by the independent auditors.  In fiscal 2009, all audit fees associated with the independent auditors’ services were pre-approved by the Audit Committee.  No non-audit or tax services were provided by the independent auditors in fiscal 2009.

The following table sets forth Grant Thornton LLP fees billed to the Company for professional services related to 2009 and 2008:

	2009	2008
Services Provided	($)	($)
Audit (1)	464,615	447,569
Out of Pocket Expenses	39,132	43,237
Total	503,747	490,806

(1)
Represents the fees charged to the Company by Grant Thornton LLP for professional services provided in conjunction with the audit of the Company’s 2009 and 2008 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements.

PROPOSAL NO. 3
SHAREHOLDER PROPOSAL
The Fund for the Center of Community Change, 1536 U Street, N.W., Washington, DC 20009, owner of 379 shares of our common stock, has given notice that it intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED:  The shareholders of Weis Markets (the “Company”) urge the Board of Directors to adopt a policy (without affecting the unexpired terms of directors elected at or before the 2009 annual meeting) of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board.  For purposes of this proposal, the term “Independent Director” shall mean a director who is not or who, during the past five years, has not been.

•	employed by Weis Markets or one of its affiliates in an executive capacity;
•	an employee or owner of a firm that is a paid adviser or consultant to Weis Markets or one of its affiliates;
•	employed by a significant Weis Markets customer or supplier;
•	a party to a personal services contract with Weis Markets or an affiliate thereof, as well as with Weis Markets’ Chair, CEO or other executive officer;
•	an employee, officer or director of a foundation, university or other non-profit organization receiving significant grants or endowments from Weis Markets or one of its affiliates;
•	a relative of an executive of Weis Markets or one of its affiliates;
•	part of an interlocking directorate in which Weis Markets’ CEO or another executive officer serves on the board of another corporation that employs the director.

Supporting Statement

This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best long-term interest of all shareholders.

Weis Markets currently has a six-person board that fails to meet the proposed two-thirds standard.  Our Board’s Chairman Robert F. Weis owns 46.8% of the Company’s outstanding shares; his son, Jonathan H. Weis, also serves as the Vice Chairman and Secretary of our Board.  Along with our CEO and Board member David J. Hepfinger, exactly half of our Board is composed of inside directors, and these three directors each received more that 10% withhold votes last year.  In addition, Weis Markets’ compensation committee is not fully independent, and does not have a nominating committee.

The Corporate Library, a leading provider of governance research and analysis, recently asserted, “This is a clear indicator of the lack of independent board representation available to minority public shareholders at this firm, and an equally clear indicator of high governance risk.”  It gave Weis Markets a “D” rating, citing concerns over board independence and CEO compensation.

We believe that a board with a clear majority of independent directors – and all independent audit, compensation and nominating committees – constitutes an essential component of effective corporate governance.  An independent board can best represent all shareholders and inspire shareholder confidence in the quality and impartiality of its decision-making processes and the decisions themselves, as well as avoid the appearance of conflicts of interest.

The standard of independence that we propose is that recommended by the Council of Institutional Investors, an organization of large pension funds that has been a leading advocate of corporate governance reform.

We urge you to vote FOR this resolution.

Board of Directors Response in opposition to Proposal Number 3

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that adopting the policy suggested above regarding board composition will not augment the Board’s ability to exercise its independent judgment and will not result in improved performance by the Company.  In addition, the Board opposes the proposal because:

•
it does not affect the composition or process of the Company’s Audit Committee, which is fully independent and diligently reviews the Board’s decision-making process and potential conflicts of interest;

•	a two-thirds majority of independent directors does not directly protect the interests of minority shareholders; and

•
it requires the recruitment of additional independent directors, which would divert time and resources away from overseeing and managing the Company’s business and is not in the shareholders’ best interests.

As discussed above, the Company is a “controlled company” under the New York Stock Exchange rules, and the NYSE provides an exemption by which a “controlled company” (a company in which an individual or group holds a majority stake in the company’s stock) is not required to comply with certain requirements regarding majority director independence on the full board and independence of the compensation and nominating committees.

However, as required by the SEC and NYSE rules, the Company’s Audit Committee is composed entirely of independent directors.  The Audit Committee provides the primary mechanism by which the Board of Directors monitors conflicts of interest.  The Audit Committee takes its fiduciary duties very seriously and is vigilant in monitoring the Company’s decision-making processes to ensure quality and impartiality, as well as reviewing any potential conflicts of interest.  The current proposal would not affect the Audit Committee’s current composition or duties.

Additionally, the proposal purports to remedy the lack of protection for minority shareholder interests, but even if it was adopted, the proposal affords no actual rights to minority shareholders.  Although the Company is “controlled,” minority shareholders have cumulative voting rights, and — without consent of the majority group — may still nominate and elect directors and call special meetings.

Further, a significant alteration of the composition of the Board may detract from Company performance.  The board composition policy presented by the shareholder proposal is substantially more limiting than the NYSE listing standards and SEC regulations.  The Board believes that the proposal ignores the difficulty inherent in recruiting and retaining independent directors with sufficient knowledge about our business and the industry in which we operate.  A rigid formula requiring independent directors to make up two-thirds of the Board is inadvisable and impractical.  Under the proposed policy, the Company would have to recruit three additional independent directors and devote substantial time and energy in order to find qualified and effective candidates consistent with our values who possess deep knowledge of our process, products and industry.

In summary, the Board believes that the proposal is NOT necessary in light of the independence requirements already in place through the Audit Committee and would significantly impair Weis Markets’ ability to focus on shareholder interests.

OTHER MATTERS
As of the date of this Proxy Statement, the Board is not informed of any matters, other than those stated above, that may be brought before the meeting.  The persons named in the enclosed form of proxy or their substitutes will vote with respect to any other matters brought before the Annual Meeting in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
The Company will provide, without charge, on written request from security holders, copies of the Company’s Annual Report on Form 10-K.  Written requests should be sent to the Secretary of the Company at the Company’s address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.  The 2009 Annual Report on Form 10-K is also available for viewing or printing from the Company’s website at http://www.weismarkets.com/about-weis/corporate-information/financial.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING
The Company’s by-laws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the by-laws.  This notice deadline will not be less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting, or November 11, 2010 for the Company’s Annual Meeting in 2011.

The by-law described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included.  Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also be received by the Company not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting.  For the Company’s Annual Meeting in 2011, this deadline would also be November 11, 2010.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the Company’s address set forth on page 1.  A copy of the by-law provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION
All expenses related to the solicitation of the proxies by the Board will be paid by the Company.  If proxies are not promptly received, officers, directors and regular employees of the Company may solicit proxies personally by telephone or otherwise, for which they will not receive additional compensation.  The Company may reimburse charges of banks, brokers, other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary.  It is estimated that such costs will be nominal.

By Order of the Board of Directors,

Jonathan H. Weis
Secretary
Dated: March 11, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 29, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/about-weis/corporate-information/financial/**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20603003000000000000 3 042910

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Robert F. Weis
- ○ Jonathan H. Weis
- ○ David J. Hepfinger
- ○ Richard E. Shulman
- ○ Steven C. Smith
- ○ Glenn D. Steele, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. Shareholder proposal requesting adoption of a policy of nominating directors who would constitute two-thirds majority of the Board of Directors.	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WEIS MARKETS, INC.

To Be Held On:

April 29, 2010 at 10:00 a.m.

1000 South Second Street, Sunbury, Pennsylvania 17801

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 04/14/10.

Please visit http://www.weismarkets.com/about-weis/corporate-information/financial/, where the following materials are available for view:

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 1-866-999-WEIS (9347)**

E-MAIL: financial_reports@weismarkets.com

TO VOTE: **ONLINE:** To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions. You may enter your voting instructions at **www.voteproxy.com** up until 11:59 PM Eastern Daylight Time the day before the meeting.

- OR -

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

- OR -

TELEPHONE: To vote by telephone, please visit **http://www.weismarkets.com/about-weis/corporate-information/financial/**, to view the materials and to obtain the toll free number to call.

- OR -

MAIL: You may request a proxy card by following the instructions above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

NOMINEES:
Robert F. Weis
Jonathan H. Weis
David J. Hepfinger
Richard E. Shulman
Steven C. Smith
Glenn D. Steele, Jr.

Please note that you cannot use this notice to vote by mail.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Proposal to approve the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

3. Shareholder proposal requesting adoption of a policy of nominating directors who would constitute two-thirds majority of the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS OF

WEIS MARKETS, INC.

April 29, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/about-weis/corporate-information/financial/**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20603003000000000000 3 042910

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Robert F. Weis
- ○ Jonathan H. Weis
- ○ David J. Hepfinger
- ○ Richard E. Shulman
- ○ Steven C. Smith
- ○ Glenn D. Steele, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of Grant Thornton LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. Shareholder proposal requesting adoption of a policy of nominating directors who would constitute two-thirds majority of the Board of Directors.	☐	☐	☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

WEIS MARKETS, INC.

1000 South Second Street
Sunbury, Pennsylvania 17801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the on-screen instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Robert F. Weis and Jonathan H. Weis, and each of them, with the power of substitution, the proxies, to vote as designated on the reverse side, all the shares which the undersigned held on record March 2, 2010, at the Annual Meeting of Shareholders at the corporate office located at 1000 South Second Street, Sunbury, Pennsylvania 17801, at 10:00 a.m. Eastern Daylight Time on April 29, 2010 and any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, duly executed, will be voted. In the event instructions are given in the spaces provided, they will be voted in accordance therewith; if no direction is made, this proxy will be voted FOR all the nominees listed and proposal 2 and AGAINST proposal 3. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

(Continued and to be signed on the reverse side.)

14475